NEWS RELEASE


[COMMAND SECURITY CORPORATION LOGO]



COMPANY CONTACT:
Barry Regenstein, Chief Operating Officer
Command Security Corporation
845-454-3703



Lagrangeville, New York***February 10, 2005***Command Security Corporation (OTCBB: CMMD.OB) announced today its results for the third fiscal quarter ended December 31, 2004.

Revenues for the three months ended December 31, 2004 decreased $352,329, or 1.7%, to $20,257,624, compared with revenues of $20,609,953 in the same period of the prior year. Revenues for the nine months ended December 31, 2004 increased $3,714,328, or 6.6%, to $59,881,542, compared with revenues of $56,167,214 in the same period of the prior year. The increase in revenues for the nine month period was primarily due to an aviation services contract with Delta Airlines that commenced in August 2003.

Operating income for the three months ended December 31, 2004 was $293,859, compared with $149,210 in the same period of the prior year. Operating loss for the nine months ended December 31, 2004 was $61,512, compared with operating income of $508,022 in the same period of the prior year. Operating loss for the nine months ended December 31, 2004 includes approximately $475,000 of costs incurred by the Company in connection with the change in the Company's management and Board of Directors in August 2004, including the resignation of the Company's former Chief Executive Officer, and related legal expenses.

Net income applicable to common stockholders for the three months ended December 31, 2004 was $183,997, compared with a net loss applicable to common stockholders of $15,539 in the same period of the prior year. Net loss applicable to common stockholders for the nine months ended December 31, 2004 was $407,326, compared with net income applicable to common stockholders of $15,343 in the same period of the prior year.

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Net income per common share for the three months ended December 31, 2004 was
$.02, and net loss per common share for the nine months ended December 31, 2004 was $.06. Diluted earnings per share were $.02 for the three months ended December 31, 2004. Command does not present diluted loss per common share for the nine months ended December 31, 2004 and the three months ended December 31, 2003, because the effect of the assumed issuance of common shares upon the exercise of outstanding warrants and stock options was antidilutive.

Commenting on the results, the Company's Chief Operating Officer and Chief Financial Officer, Barry Regenstein, stated "Our revenue and profit performance in the third quarter of fiscal 2005 were consistent with our expectations. We are continuing with our plans to build the foundation for future growth and financial performance. This is a team effort which continues to be led by our employees who make customer satisfaction, job performance and quality their top goals."

Command Security Corporation provides aviation and security guard services through company-owned offices in New York, New Jersey, California, Illinois, Connecticut, Florida, Massachusetts, Pennsylvania, Maryland and Oregon.

This announcement contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors including the ability of the company to successfully commercialize its new technologies as well as risk factors set forth under "Factors Affecting Future Operating Results" in the company's annual report on Form 10-KSB for the year ended March 31, 2004, and such other risks detailed from time to time in the company's reports filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For more information concerning the Company, please refer to its website at www.commandsecurity.com and to the Edgar website www.sec.gov/edgar.shtml.

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                          COMMAND SECURITY CORPORATION

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                                                                 Three Months Ended            Nine Months Ended
                                                                    December 31,                 December 31,
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                                                                2004           2003           2004          2003
                                                                ----           ----           ----          ----
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
Revenues                                                      $20,257,624   $20,609,953   $59,881,542    $56,167,214

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Operating income (loss)                                           293,859       149,210      (61,512)        508,022

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Net income (loss)                                                 183,997        25,134     (368,913)        137,364

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Preferred stock dividends                                              --      (40,673)      (38,413)      (122,021)

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Net income (loss) applicable to common stockholders              $183,997     $(15,539)    $(407,326)        $15,343

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Net income (loss) per common share
     Basic                                                          $0.02         $0.00       ($0.06)          $0.00
     Diluted                                                        $0.02           n/a           n/a          $0.00

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Weighted average number of common shares outstanding
     Basic                                                      7,603,211     6,287,343     7,164,200      6,287,343
     Diluted                                                    7,723,409           n/a           n/a      6,333,565

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